Press
Information

Investor Contact: Thom Mocarsky
Arbitron Inc.
412-312-8239
thom.mocarsky@arbitron.com

Press Contact: Kim Myers
Arbitron Inc.
410-312-8500
kim.myers@arbitron.com

FOR IMMEDIATE RELEASE

ARBITRON INC. REPORTS 2011 FOURTH QUARTER AND FULL YEAR
FINANCIAL RESULTS AND ISSUES 2012 FINANCIAL GUIDANCE
Full-year 2011 revenue increases 6.8 percent to $422.3 million;
2011 earnings per share (diluted) is $1.93;
Non-operating impairment charge reduces fourth quarter EPS by $0.07

Columbia MD, February 14, 2012 – Arbitron Inc. (NYSE: ARB) today announced results for the fourth quarter and full year ended December 31, 2011.

Computed in accordance with U.S. generally accepted accounting principles (GAAP), net income for the fourth quarter 2011 was $14.1 million, or $0.51 per share (diluted), compared with $15.6 million, or $0.57 per share (diluted) for the fourth quarter of 2010.

Net income for the fourth quarter of 2011 was reduced by a $3.5 million pre-tax, non-cash impairment charge associated with the Company’s minority stake in a privately-held media research firm as well as a $2.1 million pre-tax operating loss for Arbitron Mobile Oy (previously known as Zokem Oy), which was acquired in July 2011.

Net income for the full year 2011 increased 19.8 percent to $53.3 million compared with $44.5 million in 2010. GAAP earnings per share (diluted) for the full year 2011 were $1.93 compared with $1.64 per share (diluted) in 2010.

Excluding the fourth quarter impairment charge and expenses and operating losses from Arbitron Mobile for comparability purposes, earnings per share (diluted) for the fourth quarter and full year 2011 would have been $0.64 and $2.10, respectively representing year-over-year increases of 10.5 percent for the quarter and 28.1 percent for the year.

Additional Fourth Quarter 2011 Financial Highlights
The Company reported revenue of $120.1 million during the fourth quarter of 2011, an increase of 7.6 percent compared to revenue of $111.7 million during the fourth quarter of 2010. Revenue in the quarter benefited from the continued phase-in of contracted price increases for the Company’s Portable People MeterTM (PPMTM) radio ratings services and increases in the sales of discretionary services.

Costs and expenses for the fourth quarter increased 7.3 percent, from $92.7 million in 2010 to $99.5 million in 2011. The increase was primarily due to increased cost of revenue associated with providing PPM and Diary services, operating costs incurred by Arbitron Mobile, as well as year-over-year increases in performance and share-based compensation.

Operating income in the quarter was $20.7 million, an increase of 8.8 percent compared to fourth quarter 2010 operating income of $19.0 million.

Net income for the fourth quarter 2011 was $14.1 million compared with $15.6 million for the fourth quarter of 2010. The impairment charge reduced earnings per share (diluted) for the fourth quarter and full year 2011 by $0.07 per share (diluted). Operating results of Arbitron Mobile reduced earnings by $0.06 per share (diluted) in the fourth quarter.

Earnings before interest, income tax expense, depreciation and amortization (EBITDA) for the fourth quarter of 2011 was $32.0 million compared with EBITDA of $32.8 million for the fourth quarter of 2010. The impairment charge reduced EBITDA by $3.5 million and the operating results of Arbitron Mobile reduced EBITDA by $2.1 million in the fourth quarter.

Additional Full Year 2011 Financial Highlights
For the full-year ended December 31, 2011, revenue was $422.3 million, an increase of 6.8 percent compared to revenue of $395.4 million for 2010.

Costs and expenses for the full year 2011 were $337.2 million, an increase of $7.5 million or 2.3 percent compared to costs of $329.7 million in 2010. The increase was primarily due to increased cost of revenue associated with providing PPM and Diary services, operating costs incurred by Arbitron Mobile, as well as year-over-year increases in performance and share-based compensation.

Operating income for the full year 2011 was $85.1 million, an increase of 29.6 percent compared to full year 2010 operating income of $65.7 million.

Net income for the full year 2011 was $53.3 million, an increase of 19.8 percent compared with $44.5 million in 2010.

EBITDA for the full year 2011 was $119.1 million an increase of 18.8 percent compared to $100.3 million in 2010. The impairment charge reduced EBITDA by $3.5 million and the operating results of Arbitron Mobile reduced EBITDA by $3.9 million for the full year 2011.

Management Comment on 2011 Results
Said William T. Kerr, President and Chief Executive Officer:

“In 2011, we made significant progress toward achieving the objectives we outlined during last year’s call: growth in our core revenue, improved margins in the wake of the full commercialization of our PPM radio ratings service, and entry into new markets in the US and overseas.

“Importantly, we were able to expand our margins while making investments in both the quality of our core services and in our growth strategies such as digital radio, cross platform and mobile measurement.

“For 2012 and beyond, we see our basic strategies as unchanged. We will pursue opportunities to improve performance and deliver compelling returns by leveraging our existing PPM and diary platforms, by continuing to seek out cost efficiencies and by deploying our financial and other resources to cultivate new markets. We will pursue these strategies with the goal of building long-term value for our customers, our employees and our shareholders.”

2012 Guidance
In 2012, Arbitron intends to provide supplemental financial information and guidance to improve investor visibility into its operations and into its investments in the Company’s growth initiatives.

Arbitron expects 2012 revenue to increase between 5 percent and 7 percent over its 2011 revenue of $422.3 million. Arbitron’s cross platform initiative and Arbitron Mobile are expected to account for $4 million to $7 million of the Company’s 2012 revenue compared to $1.5 million in 2011.

The Company anticipates 2012 earnings per share (diluted) between $2.15 and $2.30, an increase of 8 percent to 15 percent over comparable 2011 earnings per share (diluted) of $2.00, which excludes the impact of the 4th quarter 2011 impairment charge of $0.07 per share (diluted.) These estimates include anticipated net investment of approximately $12 million pre-tax in Arbitron’s cross platform initiatives and Arbitron Mobile in 2012.

Stock repurchase program announced

Separately, the Company today announced its Board of Directors has authorized a stock repurchase program to repurchase up to $100 million of the Company’s common shares. Arbitron expects the shares may be purchased from time to time in either open market or private transactions, in accordance with applicable insider trading and other securities laws and regulations, at then-prevailing market prices over a period of up to two years ending February 9, 2014.

Earnings Conference Call: Schedule and Access
Arbitron will host a conference call at 10:00 a.m. Eastern Time today, Tuesday, February 14, 2012.

The Company invites you to listen to the call toll-free by dialing (877) 262-6702. The conference call can be accessed from outside of the United States by dialing (443) 863-7301. To participate, users will need to use the following code: 45005360. The call will also be available live on the Internet at the following sites: www.arbitron.com and www.streetevents.com.

A replay of the call will be available from 2:00 p.m. on February 14, 2012 through 11:59 p.m. on February 21, 2012. To access the replay, please call (toll free) (855) 859-2056 in the United States, or (404) 537-3406 if you’re calling from outside of the United States. To access the replay, users will need to enter the following code: 45005360.

Presentation of Non-GAAP Information
The terms EBIT (earnings before interest and income taxes) and EBITDA (earnings before interest, income taxes, depreciation and amortization) are non-GAAP financial measures that the management of Arbitron believes are useful to investors in evaluating the Company’s results. These non-GAAP financial measures should be considered in addition to, and not as a replacement for, or superior to either net income as an indicator of Arbitron’s operating performance, or cash flow, as a measure of Arbitron’s liquidity. In addition, because EBIT and EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. For a reconciliation of these non-GAAP financial measures to the most comparable GAAP equivalent, see the EBIT and EBITDA Non-GAAP Reconciliation, along with related footnotes, below.

About Arbitron

Arbitron Inc. (NYSE: ARB) is an international media and marketing research firm serving the media–radio, television, cable and out-of-home; the mobile industry as well as advertising agencies and advertisers around the world. Arbitron’s businesses include: measuring network and local market radio audiences across the United States; surveying the retail, media and product patterns of U.S. consumers; providing mobile audience measurement and analytics in the United States, Europe, Asia and Australia, and developing application software used for analyzing media audience and marketing information data. The Company has developed the Portable People Meter (PPM) and the PPM 360™, new technologies for media and marketing research.

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Portable People MeterTM, PPMTM and PPM 360TM are marks of Arbitron Inc.

PPM ratings are based on audience estimates and are the opinion of Arbitron and should not be relied on for precise accuracy or precise representativeness of a demographic or radio market.

Arbitron Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Arbitron Inc. and its subsidiaries in this document that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” ”expects,” “anticipates,” “estimates,” “believes,” “plans,” or comparable terminology, are forward-looking statements based on current expectations about future events, which we have derived from information currently available to us. These forward-looking statements involve known and unknown risks and uncertainties that may cause our results to be materially different from results implied in such forward-looking statements. These risks and uncertainties include, in no particular order, whether we will be able to:

•	successfully obtain and/or maintain Media Rating Council, Inc. (“MRC”) accreditation for our audience ratings services;

•	renew contracts with key customers;

•	collect, manage, and process the consumer information we utilize in our media marketing and information services in compliance with applicable data protection and privacy statutes, regulations, and other requirements;

•	successfully execute and maintain our cross-platform and mobile measurement initiatives;

•	support our current and future services by designing, recruiting, and maintaining research samples that appropriately balance quality, size and, operational cost;

•	successfully develop, implement, and fund initiatives designed to enhance sample quality;

•	successfully manage costs associated with cell phone household, targeted in-person recruitment, and address-based sampling;

•	successfully maintain and promote industry usage of our media and marketing information services, a critical mass of broadcaster encoding, and the proper understanding of our services and methodologies in light of governmental actions, including investigation, regulation, legislation or litigation, customer or industry group activism, or adverse community or public relations efforts;

•	successfully manage the impact on our business of the current economic environment generally, and in the advertising market, including, without limitation, the insolvency of any of our customers or the impact of economic environment on our customers’ ability to fulfill their payment obligations to us;

•	successfully integrate acquired operations, including differing levels of management and internal control effectiveness at the acquired entity;

•	effectively respond to rapidly changing technologies by creating proprietary systems to support our research initiatives and by developing new services that meet marketplace demands in a timely manner;

•	successfully execute our business strategies, including evaluating and, where appropriate, entering into potential acquisition, joint-venture or other material third-party agreements;

•	successfully develop and implement technology solutions to identify and report consumer use of new and existing forms of media content and delivery, and advertising in an increasingly competitive environment; and

•	compete with companies that may have financial, marketing, sales, technical or other advantages over us.

There are a number of additional important factors that could cause actual events or our actual results to differ materially from those indicated by such forward-looking statements, including, without limitation, the risk factors set forth in the caption “ITEM 1A. — RISK FACTORS” in our Annual Report on Form 10-K for the year ended December 31, 2010, and elsewhere, and any subsequent periodic or current reports filed by us with the Securities and Exchange Commission.

In addition, any forward-looking statements contained in this document represent our estimates only as of the date hereof, and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

(Table to Follow)
Arbitron Inc.
Consolidated Statements of Income
Three Months Ended December 31, 2011 and 2010
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	December 31,			%
	2011	2010	Change	Change
Revenue	$120,141	$111,674	$8,467	7.6%
Costs and expenses
Cost of revenue	64,289	62,288	2,001	3.2%
Selling, general and administrative	24,241	20,328	3,913	19.2%
Research and development	10,960	10,076	884	8.8%
Total costs and expenses	99,490	92,692	6,798	7.3%
Operating income	20,651	18,982	1,669	8.8%
Equity in net income of affiliate	6,624	6,620	4	0.1%
Impairment of investment	(3,477)	-	(3,477)	NM
Earnings before interest and income taxes (1)	23,798	25,602	(1,804)	(7.0%)
Interest income	7	4	3	75.0%
Interest expense	187	239	(52)	(21.8%)
Earnings before income taxes	23,618	25,367	(1,749)	(6.9%)
Income tax expense	9,509	9,764	(255)	(2.6%)
Net Income	14,109	15,603	(1,494)	(9.6%)
Income per weighted-average common share
Basic	$0.52	$0.58	$(0.06)	(10.3%)
Diluted	$0.51	$0.57	$(0.06)	(10.5%)
Weighted-average shares used in calculations
Basic	27,262	26,955	307	1.1%
Diluted	27,749	27,322	427	1.6%
Dividends per common share	$0.10	$0.10	$-	—
Other data:
EBITDA (1)	$31,977	$32,786	$(809)	(2.5%)
Non-cash share-based compensation	$2,160	$1,768	$392	22.2%

(1) The terms EBIT (earnings before interest and income taxes) and EBITDA (earnings before interest, income taxes, depreciation and amortization) are non-GAAP financial measures that the management of Arbitron believes are useful to investors in evaluating the Company’s results. For a reconciliation of these non-GAAP financial measures to the most comparable GAAP equivalent, see the EBIT and EBITDA Non-GAAP Reconciliation, along with related footnotes, below.

Arbitron Inc.
Consolidated Statements of Income
Full Year ended December 31, 2011 and 2010
(In thousands, except per share data)
(Unaudited)

	Full Year ended
	December 31,			%
	2011	2010	Change	Change
Revenue	$422,310	$395,379	$26,931	6.8%
Costs and expenses
Cost of revenue	220,381	215,329	5,052	2.3%
Selling, general and administrative	78,407	75,255	3,152	4.2%
Research and development	38,416	39,145	(729)	(1.9%)
Total costs and expenses	337,204	329,729	7,475	2.3%
Operating income	85,106	65,650	19,456	29.6%
Equity in net income of affiliate	7,255	7,092	163	2.3%
Impairment of investment	(3,477)	-	(3,477)	NM
Earnings before interest and income taxes (1)	88,884	72,742	16,142	22.2%
Interest income	27	14	13	92.9%
Interest expense	564	984	(420)	(42.7%)
Earnings before income taxes	88,347	71,772	16,575	23.1%
Income tax expense	35,056	27,294	7,762	28.4%
Net Income	53,291	44,478	8,813	19.8%
Income per weighted-average common share
Basic	$1.96	$1.66	$0.30	18.1%
Diluted	$1.93	$1.64	$0.29	17.7%
Weighted-average shares used in calculations
Basic	27,181	26,759	422	1.6%
Diluted	27,659	27,105	554	2.0%
Dividends per common share	$0.40	$0.40	$-	—
Other data:
EBITDA (1)	$119,139	$100,250	$18,889	18.8%
Non-cash share-based compensation	$8,020	$6,478	$1,542	23.8%

(1) The terms EBIT (earnings before interest and income taxes) and EBITDA (earnings before interest, income taxes, depreciation and amortization) are non-GAAP financial measures that the management of Arbitron believes are useful to investors in evaluating the Company’s results. For a reconciliation of these non-GAAP financial measures to the most comparable GAAP equivalent, see the EBIT and EBITDA Non-GAAP Reconciliation, along with related footnotes, below.

Arbitron Inc.
EBIT and EBITDA Non-GAAP Reconciliation
Three Months and Full Year ended December 31, 2011 and 2010
(In thousands)
(Unaudited)

	Three Months Ended		Full year ended
	December 31,		December 31,
	2011	2010	2011	2010
Net income	$14,109	$15,603	$53,291	$44,478
Income tax expense	9,509	9,764	35,056	27,294
Net interest expense	180	235	537	970
EBIT (2)	$23,798	$25,602	$88,884	$72,742
Depreciation and amortization	8,179	7,184	30,255	27,508
EBITDA (2)	$31,977	$32,786	$119,139	$100,250
EBIT margin (2)	19.8%	22.9%	21.0%	18.4%
EBITDA margin (2)	26.6%	29.4%	28.2%	25.4%

(2) Arbitron’s management believes that presenting EBIT (earnings before interest and income taxes) and EBITDA (earnings before interest, income taxes, depreciation and amortization), both non-GAAP financial measures, as supplemental information helps investors, analysts, and others, if they so choose, in understanding and evaluating Arbitron’s operating performance in some of the same manners that management does because EBIT and EBITDA exclude certain items that are not directly related to Arbitron’s core operating performance. Arbitron’s management references these non-GAAP financial measures in assessing current performance and making decisions about internal budgets, resource allocation and financial goals.

EBIT is calculated by adding back net interest expense and income tax expense to net income. EBITDA is calculated by adding back net interest expense, income tax expense, and depreciation and amortization to net income. EBIT and EBITDA should not be considered substitutes either for net income as indicators of Arbitron’s operating performance, or for cash flow as measures of Arbitron’s liquidity. In addition, because EBIT and EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. EBIT margin and EBITDA margin are calculated as a percentage of revenue.

Arbitron Inc.
Condensed Consolidated Balance Sheets
December 31, 2011 and December 31, 2010
(In thousands)

	December 31,	December 31,
	2011	2010
	(Unaudited)	(Audited)
Assets:
Cash and cash equivalents	$19,715	$18,925
Trade receivables	62,886	59,808
Property and equipment, net	70,651	70,332
Goodwill, net	45,430	38,895
Other assets	40,286	41,281
Total assets	$238,968	$229,241
Liabilities and Stockholders’ Equity:
Deferred revenue	$37,080	$36,479
Other liabilities	75,072	62,111
Current debt	—	53,000
Stockholders’ equity	126,816	77,651
Total liabilities and stockholders’ equity	$238,968	$229,241

Note: The December 31, 2010 Condensed Consolidated Balance Sheet is derived from the audited Balance Sheet included in the Company’s Form 10-K for the fiscal year ended December 31, 2010.